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                                                                     EXHIBIT (o)

                                THE VALIANT FUND

                              AMENDED AND RESTATED
                       PLAN FOR MULTIPLE CLASSES OF SHARES

                                 MARCH 16, 1999



       WHEREAS, The Valiant Fund (the "Trust") is a Massachusetts business trust, engaged in business as an open-end management investment company and registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

       WHEREAS, pursuant to the terms of the Trust's Agreement and Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of, shares of beneficial interest as Class A Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares of each investment portfolio (a "Portfolio") of the Trust listed herein on Schedule A, as may be amended;

       WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act; and

       WHEREAS, at a meeting held on March 16, 1999, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2(a) (19) of the 1940 Act) (the "Independent Trustees"), approved and adopted this Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interests of the holders of Class A Shares; (b) in the best interests of the holders of Class B Shares; (c) in the best interests of the holders of Class C Shares; (d) in the best interests of the holders of Class D Shares; (e) in the best interests of the holders of Class E Shares; and (f) in the best interests of the holders the Trust as a whole;

       NOW, THEREFORE, this Multi-Class Plan, as amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

SECTION I:        CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES

       Class A Shares of each Portfolio are offered at net asset value and are not subject to any asset-based distribution or shareholder service fee.

       Class B Shares of each Portfolio are offered at net asset value and shall be subject to annual asset-based distribution and shareholder service fees (as provided for by the Distribution and Shareholder Servicing Plan pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plan")) of 0.25% of the average daily net assets of the Class B Shares of such Portfolio. Such fees are calculated daily and paid monthly to Integrity Investments, Inc. (the "Distributor") and service providers that provide shareholder support services.

       Class C Shares of each Portfolio will be offered at net asset value and will be subject to annual asset-based distribution fees and shareholder service fees (as provided for by the Distribution and Shareholder Servicing Plan for Class C Shares (the "Class C 12b-1 Plan")) of 0.40% of the average daily
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net assets of the Class C Shares in each Portfolio. Such fees are calculated daily and paid monthly to the Distributor and service providers that provide shareholder support services.

       Class D Shares of each Portfolio will be offered at net asset value and will be subject to annual asset-based distribution fees and shareholder service fees (as provided for by the Distribution and Shareholder Servicing Plan for Class D Shares (the "Class D 12b-1 Plan")) of 0.50% of the average daily net assets of the Class D Shares in each Portfolio. Such fees are calculated daily and paid monthly to the Distributor and service providers that provide shareholder support services.

       Class E Shares of each Portfolio will be offered at net asset value and will be subject to annual asset-based distribution fees and shareholder service fees (as provided for by the Distribution and Shareholder Servicing Plan for Class E Shares (the "Class E 12b-1 Plan")) of 0.80% of the average daily net assets of the Class E Shares in each Portfolio. Such fees are calculated daily and paid monthly to the Distributor and service providers that provide shareholder support services.

       Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or shareholder service fee paid by the Trust shall not exceed such amount as is permitted under Section 2030(d) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), as amended from time to time, and any other rules or regulations promulgated by the NASD or Securities and Exchange Commission applicable to mutual fund distribution and service fees.

SECTION II:       ALLOCATION OF CLASS EXPENSES; OTHER PROVISIONS

       Class A Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares represent interests in the same Portfolios of the Trust and have no exchange privileges or conversion features. Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

       (1) expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

       (2) each class will bear different Class Expenses (as defined below);

       (3) each class will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class;

       (4)        each class will bear a different name or designation.

       The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne solely by the class to which they are attributable:

       (1)        asset-based distribution and shareholder service fees; and

       (2) extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class.

       Class Expenses may be waived or reimbursed proportionately and on a pro rata basis among classes of a Portfolio by Integrity Management and Research, Inc. or any other provider of services to the Trust.

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       Investment advisory fees, custodial fees, and other expenses relating to the management of a Portfolios' assets shall not be allocated on a class-specific basis.

SECTION III:      ALLOCATION OF FUND INCOME AND EXPENSES

       Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section II above, shall be allocated to each class of a Portfolio on the basis of the net asset value of that class in relation to the net asset value of the Portfolio.

SECTION IV:       AMENDMENTS

       This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the trustees who are not interested persons of the Trust, based on its finding that the amendment is in the best interest of each class individually and the Trust as a whole.

       IN WITNESS WHEREOF, the Trust has executed this Multi-Class Plan on the day and year set forth below.



DATE:
     ---------------------------


                                                THE VALIANT FUND



                                                By:
                                                   -----------------------------
                                                         Richard F. Curcio


                                                Title:    Chairman and President



Attest:
       --------------------------

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                                   SCHEDULE A

The Valiant Fund


General Money Market Portfolio
Tax-Exempt Money Market Portfolio
U.S. Treasury Income Portfolio
U.S. Treasury Money Market Portfolio

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